Exhibit (h)(l)(j) Amendment No. 3 to Administration Agreement

AMENDMENT NO. 3 TO ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 3 TO ADMINISTRATION AGREEMENT (this “Amendment”), effective as of the 1st day of May, 2009 (the “Amendment Effective Date”), between FORWARD FUNDS (successor in interest to Accessor Funds, Inc.) (the “Fund”) and SEI INVESTMENTS GLOBAL FUNDS SERVICES (the “Administrator”).

WHEREAS:

1.	The parties hereto entered into an Administration Agreement, dated as of December 31, 2006, as amended (the “Agreement”), pursuant to which, among other things, the Administrator provides certain administration services on behalf the Accessor Series of funds within the Fund; and

2.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule I (List of Portfolios). Schedule I of the Agreement is hereby deleted in its entirety and replaced with the Schedule I attached hereto.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

3.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

4.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator, the Funds and the General Partner and each of their respective permitted successors and assigns.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of law rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter should control.

[Signature Page Follows]

IN WITNESS WHEREOF this Amendment has been entered into as of the day and year first above written.

ADMINISTRATOR:	FUND:

SEI INVESTMENTS GLOBAL FUNDS SERVICES	FORWARD FUNDS

By:	By:
Name:	Name:
Title:	Title:

2

SCHEDULE I

Accessor Series of Forward Funds:

Accessor Aggressive Growth Allocation Fund

Accessor Balanced Allocation Fund

Accessor Growth Allocation Fund

Accessor Growth & Income Allocation Fund

Accessor Income Allocation Fund

Accessor Income & Growth Allocation Fund

Accessor Growth Fund

Accessor International Equity Fund

Accessor Small to Mid Cap Fund

Accessor Value Fund

Accessor High Yield Bond Fund

Accessor Investment Grade Fixed-Income Fund

Accessor Mortgage Securities Fund

Accessor U.S. Government Money Fund

Accessor Frontier Markets Fund

Accessor Strategic Alternatives Fund

Accessor Limited Duration U.S. Government Fund

Accessor Total Return Fund

The Accessor Series offers an aggregate of five classes of shares: Advisor Class; Institutional Class; Investor Class; A Class; and C Class. Not all Funds offer all classes.

3